Resolutions passed at the Extraordinary General Meeting of Tieto Corporation

Tieto Corporation STOCK EXCHANGE RELEASE 3 September 2019, 4.50 pm EET

NOT FOR PUBLICATION, DISTRIBUTION OR RELEASE, DIRECTLY OR INDIRECTLY, IN OR INTO THE UNITED STATES OF AMERICA, AUSTRALIA, CANADA, JAPAN OR ANY JURISDICTION WHERE TO DO SO MIGHT CONSTITUTE A VIOLATION OF THE LOCAL SECURITIES LAWS OR REGULATIONS OF SUCH JURISDICTION.

The Extraordinary General Meeting of Tieto Corporation ("Tieto" or the "Company") held today, on 3 September 2019, resolved on the statutory cross-border absorption merger of EVRY ASA ("EVRY") into Tieto in accordance with the merger plan approved by the Boards of Directors of Tieto and EVRY on 26 June 2019 and thereafter registered with the Norwegian Register of Business Enterprises and the Finnish Trade Register on, respectively, 27 and 28 June 2019 (the "Merger Plan"). Pursuant to the Merger Plan, EVRY shall be merged into Tieto through a cross-border absorption merger so that all assets and liabilities of EVRY shall be transferred without a liquidation procedure to Tieto and EVRY will be dissolved (the "Merger"). The merger will result in the combined company TietoEVRY Corporation (the "Combined Company"). The resolution on the merger included, inter alia, the following key items:

Amendment of the Articles of Association

The General Meeting approved the amended Articles of Association of the Combined Company in the form appended to the Merger Plan. The amendments set out in the Merger Plan included the change of the company name into TietoEVRY Corporation and a change to the Combined Company's field of business. The amended Articles of Association of the Combined Company have been made public in their entirety as an appendix to the Merger Plan.

Merger consideration

The General Meeting resolved, that the shareholders of EVRY shall receive as merger consideration 0.1200 new shares of Tieto for each share owned in EVRY per each individual book-entry account (the "Merger Consideration in Shares" and together with the Merger Consideration in Cash set out below, the "Merger Consideration"). No Merger Consideration will be issued with respect to shares in EVRY held by EVRY itself or by Tieto. The Merger Consideration in Shares shall be issued to the shareholders of EVRY in proportion to their shareholding in EVRY at a record date to be set in connection with the completion of the Merger.

In case the number of shares received by a shareholder of EVRY (per each individual book-entry account) as Merger Consideration in Shares is a fractional number, the fractions shall be rounded down to the nearest whole share. Fractional entitlements to new shares of Tieto shall be aggregated and sold in public trading on the Helsinki Stock Exchange or Oslo Børs and the proceeds shall be distributed to shareholders of EVRY entitled to receive such fractional entitlements in proportion to holding of such fractional entitlements. Any costs related to the sale and distribution of fractional entitlements shall be borne by Tieto.

In addition to the Merger Consideration in Shares, the shareholders of EVRY shall receive as merger consideration NOK 5.28 in cash for each share owned in EVRY (the "Merger Consideration in Cash").

The final total number of shares in the Combined Company to be issued as Merger Consideration in Shares and the final total number for the Merger Consideration in Cash shall be determined on the basis of the number of shares in EVRY held by shareholders of EVRY, other than EVRY itself and Tieto, at a record date to be set in connection with completion of the Merger. Such total number of shares to be issued as Merger Consideration in Shares shall be rounded down to the nearest full share. On the date preceding the Extraordinary General Meeting, the number of issued and outstanding shares in EVRY was 369 304 333. In addition, EVRY held 1 501 744 treasury shares. Based on the situation on the date preceding the Extraordinary General Meeting and the agreed Merger Consideration, the total number of shares in Tieto to be issued as Merger Consideration in Shares would therefore be 44 316 519 shares and the final total Merger Consideration in Cash would be NOK 1 949 926 878.24. This would correspond to approximately 37.5% ownership in the Combined Company and a cash consideration of approximately EUR 200 million.

The final total amount of Merger Consideration may be affected by, among others, any change concerning the number of shares issued by and outstanding in EVRY, e.g. EVRY issuing new and/or transferring existing treasury shares in accordance with existing share-based incentive plans, prior to the date of registration of the execution of the Merger with the Finnish Trade Register (the "Effective Date").

Number of members of the Board of Directors

The General Meeting resolved, that the number of members of the Board of Directors of the Combined Company, including the Chairman of the Board of Directors, shall be nine (9).

In addition to the above mentioned nine members, Tieto and EVRY have agreed that arrangements shall be made, to the extent possible under applicable laws, to have four (4) employee representatives on the Board of Directors of the Combined Company.

Composition of the Board of Directors

Timo Ahopelto, Tomas Franzén, Liselotte Hägertz Engstam, Harri-Pekka Kaukonen, Niko Pakalén and Endre Rangnes of the current members of the Board of Directors of Tieto were conditionally elected to continue to serve on the Board of Directors of the Combined Company, Rohan Haldea, Salim Nathoo and Leif Teksum of the current members of the Board of Directors of EVRY were conditionally elected as new members of the Board of Directors of the Combined Company, and Tomas Franzén, currently a member of the Board of Directors of Tieto, was conditionally elected as Chairman of the Board of Directors of the Combined Company, each for the term commencing on the Effective Date and expiring at the end of the first Annual General Meeting of the Combined Company following the Effective Date.

The term of the members of the Board of Directors not conditionally elected to continue in the Board of Directors of the Combined Company for the term commencing on the Effective Date shall end on the Effective Date.

Remuneration of the new members of the Board of Directors

The General Meeting resolved, in line with the resolutions of the Annual General Meeting of Tieto held on 21 March 2019, that the new members of the Board of Directors of Tieto to be elected for the term commencing on the Effective Date and expiring at the end of the first Annual General Meeting of the Combined Company following the Effective Date shall be paid annual fees as follows: EUR 98 000 to the Chairman, EUR 58 000 to the Deputy Chairman and EUR 38 000 to the ordinary members of the Board of Directors. The same fee as to the Board Deputy Chairman will be paid to the Chairman of a Board Committee unless the same individual is also the Chairman or Deputy Chairman of the Board. In addition, a remuneration of EUR 800 is paid to the Chairman, Deputy Chairman and ordinary members for each Board meeting and for each permanent or temporary committee meeting.

The remuneration of the members of the Board of Directors nominated by the employees as employee representatives shall be determined separately but will not in any event exceed the remuneration of the other members of the Board of Directors.

Otherwise the resolutions on Board remuneration made by the AGM of Tieto held on 21 March 2019 shall remain in force unaffected.

Part of the fixed annual remuneration may be paid in the Combined Company’s shares purchased from the market. An elected member of the Board of Directors may, at his/her discretion, choose to receive the fee from the following five alternatives:

1)       No cash, 100 percent in shares

2)       25 percent in cash, 75 percent in shares

3)       50 percent in cash, 50 percent in shares

4)       75 percent in cash, 25 percent in shares, or

5)       100 percent in cash, no shares.

The shares will be purchased in accordance with an acquisition program prepared by the Combined Company. The shares will be purchased within two weeks from the release of the first interim report following the completion of the Merger.

If the remuneration cannot be paid in shares due to insider regulation, termination of the Board member’s term of office or other reason relating to the member of the Board, the remuneration shall be paid fully in cash.

The annual remuneration of the new Board members elected hereunder shall be paid in proportion to the length of their term in office.

Temporary deviation from the Charter of the Tieto Shareholders' Nomination Board

The General Meeting resolved to make a temporary deviation from the Charter of the Tieto Shareholders' Nomination Board (the "Charter"). In accordance with the resolution, in deviation from the current Charter, the right to nominate members to the Shareholders' Nomination Board preparing proposals for General Meetings held during 2020 and, if the merger has been completed before the end of 2019 also for general meetings held during 2019, in both cases from the completion of the merger onwards, shall rest with the Chairman of the Board of Directors and the four largest shareholders who are registered in the shareholders' register on the date immediately following the registration date of the execution of the merger of EVRY into Tieto or, if not a business day, on the first business day following such registration date. Further, as a precaution for the possibility that the execution of the merger has not taken place by 1 January 2020, it was resolved that the Shareholders' Nomination Board shall have a reasonable time to prepare its proposals before the Annual General Meeting 2020 instead of having time until end of January 2020 and that the Shareholders' Nomination Board shall in such case publish its proposals as soon as practically possible.

In all other respects the Shareholders' Nomination Board shall follow the current Charter.

The Merger as a whole and the resolutions of the Extraordinary General Meeting of Tieto concerning the changes to the Articles of Association of Tieto, issuance of new shares of Tieto and cash as merger consideration, the number of members of the Board of Directors of Tieto, the composition of the Board of Directors of Tieto, the remuneration of the Board of Directors of Tieto and the temporary deviation from the Charter of the Tieto Shareholders' Nomination Board are conditional upon and will become effective upon the registration of the execution of the Merger.

Completion of the merger is expected in the fourth quarter of 2019 or the first quarter of 2020, subject to all regulatory approvals having been obtained and other conditions to completion having been fulfilled.

The minutes of the Extraordinary General Meeting will be available on Tieto's website at www.tieto.com/tietoevry by 17 September 2019.

For further information, please contact:

Tieto

Esa Hyttinen, Deputy General Counsel, tel. +358 40 766 6196, email esa.hyttinen (at) tieto.com

TIETO CORPORATION

DISTRIBUTION

Nasdaq Helsinki

Principal Media

Tieto aims to capture the significant opportunities of the data-driven world and turn them into lifelong value for people, business and society. We aim to be customers’ first choice for business renewal by combining our software and services capabilities with a strong drive for co-innovation and ecosystems. Headquartered in Finland, Tieto has around 15 000 experts in close to 20 countries. Tieto’s turnover is approximately EUR 1.6 billion and shares listed on NASDAQ in Helsinki and Stockholm. www.tieto.com

EVRY is a leading Nordic tech and consulting company. Together with our customers and an ecosystem of the best global digital experts, we shape the future today by applying new technologies to improve end user experiences, and the performance of people, processes and systems.

We are close to our customers and represent a Nordic mindset on responsibility, quality and security.

We leverage our Nordicness to do business in more than 18 countries. EVRY is listed on Oslo Stock Exchange. Our 8 800 employees are passionate about creating digital advantage and shaping the future – today.

IMPORTANT INFORMATION

This announcement is not an offer to sell or a solicitation of any offer to buy any securities issued by Tieto Corporation ("Tieto" or the "Company") or EVRY ASA ("EVRY") in any jurisdiction where such offer or sale would be unlawful.

In any EEA Member State, other than Finland or Norway, where Regulation (EU) 2017/1129 (the "Prospectus Regulation") is applicable, this communication is only addressed to and is only directed at "qualified investors" in that Member State within the meaning of the Prospectus Regulation.

In the United Kingdom, this document and any other materials in relation to the securities described herein is only being distributed to, and is only directed at, and any investment or investment activity to which this document relates is available only to, and will be engaged in only with, "qualified investors" within the meaning of Article 2(e) of the Prospectus Regulation who are (i) persons having professional experience in matters relating to investments who fall within the definition of "investment professionals" in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order"); or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order; or (iii) other persons to whom it may otherwise be lawfully communicated (all such persons together being referred to as "relevant persons"). In the United Kingdom, persons who are not relevant persons should not take any action on the basis of this document and should not act or rely on it.

This document is not a prospectus for the purposes of the Prospectus Regulation. A prospectus prepared pursuant to the Prospectus Regulation can be obtained from www.tieto.com/tietoevry. Investors should not subscribe for any securities referred to in this document except on the basis of information contained in the prospectus.

No part of this release, nor the fact of its distribution, should form the basis of, or be relied on in connection with, any contract or commitment or investment decision whatsoever. The information contained in this release has not been independently verified. No representation, warranty or undertaking, expressed or implied, is made as to, and no reliance should be placed on, the fairness, accuracy, completeness or correctness of the information or the opinions contained herein. Neither Tieto nor EVRY, nor any of their respective affiliates, advisors or representatives or any other person, shall have any liability whatsoever (in negligence or otherwise) for any loss however arising from any use of this release or its contents or otherwise arising in connection with the release. Each person must rely on their own examination and analysis of Tieto, EVRY, their respective subsidiaries, their respective securities and the merger, including the merits and risks involved.

This release includes "forward-looking statements." These statements may not be based on historical facts, but are statements about future expectations. When used in this release, the words "aims," "anticipates," "assumes," "believes," "could," "estimates," "expects," "intends," "may," "plans," "should," "will," "would" and similar expressions as they relate to Tieto, EVRY, the merger or the combination of the business operations of Tieto and EVRY identify certain of these forward-looking statements. Other forward-looking statements can be identified in the context in which the statements are made. Forward-looking statements are set forth in a number of places in this release, including wherever this release include information on the future results, plans and expectations with regard to the combined company’s business, including its strategic plans and plans on growth and profitability, and the general economic conditions. These forward-looking statements are based on present plans, estimates, projections and expectations and are not guarantees of future performance. They are based on certain expectations, which, even though they seem to be reasonable at present, may turn out to be incorrect. Such forward-looking statements are based on assumptions and are subject to various risks and uncertainties. Shareholders should not rely on these forward-looking statements. Numerous factors may cause the actual results of operations or financial condition of the combined company to differ materially from those expressed or implied in the forward-looking statements. Neither Tieto nor EVRY, nor any of their respective affiliates, advisors or representatives or any other person undertakes any obligation to review or confirm or to release publicly any revisions to any forward-looking statements to reflect events that occur or circumstances that arise after the date of this release.

NOTICE TO EVRY SHAREHOLDERS IN THE UNITED STATES

Any securities referred to herein have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold within the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. There is no intention to register any securities referred to herein in the United States. Any securities referred to herein are being offered or sold in the United States pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder.

This document is made for the securities of a foreign company. The document is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws of the United States, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under any transaction referred to herein, such as in open market or privately negotiated purchases.